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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 1st day of January, 1997, by and between GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation (the "Employer") and OLIVER L. NORTH, residing at Rt. 1, Box 560, Bluemont, Virginia 20135 (the "Employee").

                                    RECITALS

     WHEREAS, the Employer desires to employ the Employee as the President of the Employer; and

     WHEREAS, the Employee desires to be employed by the Employer for the compensation and on the terms provided herein; and

     WHEREAS, the Employee acknowledges and understands that during the course of his employment, the Employee will become familiar with certain confidential information of the Employer which is exceptionally valuable to the Employer and vital to the success of the Employer's business; and

     WHEREAS, the Employer and the Employee desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Employer; and

     WHEREAS, the Employer desires to diminish the distractions the Employee may suffer by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control (as defined below).

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

                                     TERMS

                                    PART ONE

                         NATURE AND TERM OF EMPLOYMENT

     1.01 Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment, as the President of the Employer.

     1.02 Term of Employment. The term of the Employee's employment hereunder shall be for a period of 48 months beginning on the date of this Agreement (the "Term").

     1.03 Duties. The duties of the Employee shall be as determined by the Board of Directors of the Employer (the "Board") from time to time. Without limiting the generality of the foregoing, the Employee shall be the chief executive officer of the Employer. Employee shall be required to

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undertake such travel, including international travel, as shall be necessary or
appropriate.   The Employee agrees to devote his full business time and
attention to and shall exert his best efforts in, the diligent performance of his duties hereunder and will not, during the Term hereof (a) engage in any activity which shall have an adverse effect on the Employer's reputation, goodwill or business relationships or which results in economic harm to the Employer, or (b) engage in, accept employment from or provide services to any other person, firm, corporation, governmental agency or other entity that engages in, any activities which, in the reasonable opinion of the Board, would conflict with or detract from the Employee's performance of such duties.

                                    PART TWO

                           COMPENSATION AND BENEFITS

     2.01 Base Salary. During the Term of this Agreement, the Employee shall receive base compensation at the rate of $150,000 per each twelve month period, payable in equal bi-weekly installments (the "Base Salary"); provided that for the periods set forth below, the Base Salary shall be payable at the rates set forth opposite such respective periods:

                     Period                                 Rate

            January 1, 1997 to February 13, 1997           $100,000
            February 14, 1997 to December 31, 1997         $ 75,000

The Base Salary may be increased, but not decreased, by the Board in its discretion during the Term of this Agreement.

     2.02 Bonus. During the Term of this Agreement, the Employee shall be eligible to receive an annual bonus award at a target bonus level of not less than 50% of the Base Salary (the "Bonus"). Except as otherwise provided in this Agreement, the actual annual Bonus paid to the Employee, if any, shall be determined by the Board or the Compensation Committee of the Board in its sole discretion, based on such factors as it deems appropriate.

     2.03 Benefits. During the Term of this Agreement, the Employer agrees to provide to the Employee such benefits as are provided generally to other comparable employees of the Employer from time to time, including but not limited to, any health, disability, vacation, severance benefits, insurance, deferred compensation, profit-sharing, pension, or other employee benefit policies, programs or plans, including restricted stock plans or stock option plans, which the Employer offers to such employees generally (collectively referred to herein as the "Employee Benefits").

     2.04 Expenses. During the Term of this Agreement, the Employee shall be reimbursed by the Employer for all ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar expenses incurred by the Employee in performing services for the Employer, in accordance with policies established by the Employer.

     2.05 Vacations. The Employee shall be entitled to a vacation of 20 business days during each 12 month period during the Term of this Agreement, provided, however, that the Employee's


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vacation shall be scheduled at such times as shall not unduly interfere with the
Employer's business. Unused vacation time may be carried over from one 12 month period to the next 12 month period, but not to any succeeding periods.
Attendance at seminars, professional meetings and holidays observed by the Employer shall not be applied against the Employee's vacation time.

                                   PART THREE

                    CONFIDENTIAL INFORMATION AND COMPETITION

     3.01 Definition of Confidential Information. For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models, manuals, financial data, lists of actual or potential customers or suppliers of the Employer, and any information regarding the Employer's marketing, sales or dealer network, which is not generally known to the public through legitimate origins. The Employer and the Employee acknowledge and agree that such Confidential Information is extremely valuable to the Employer and shall be deemed to be a "Trade Secret" pursuant to the Virginia Trade Secrets Act, Code of Virginia, 59.1-336 et seq. (the "Act"). For the purposes of this Section 3.01, such information is "not generally known to the public through legitimate origins" if it is not generally known to third parties who can obtain economic value from its disclosure and use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Employee or by "Misappropriation" as that term is defined in the Act), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Employee shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

     3.02 Non-Disclosure of Confidential Information. The Employee will not during, or after termination of, the Employee's employment by the Employer, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for the Employee's personal benefit or for the benefit of any competitor of the Employer, any Confidential Information.

     3.03 Delivery Upon Termination. Upon termination of the Employee's employment with the Employer for any reason, the Employee will promptly deliver to the Employer all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Employer's customers, dealer network, marketing strategies, products or processes and/or which contains Confidential Information.

     3.04 Covenant-Not-To-Compete. The Employee will not during, or for a period of two years after termination of, the Employee's employment with the Employer, in any form or manner, directly or indirectly, on his own behalf or in combination with others, engage in, become interested in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is



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subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation), or solicit for, any business which renders services or sells products, or proposes to render services or sell products, to any customers or accounts of the Employer that compete with services or products which were provided or sold by the Employer to any customer or account of the Employer during the period the Employee was employed by the Employer.

     3.05 Injunctive Relief. In the event that the Employee breaches any of the terms of Part Three of this Agreement, the Employee stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Employer and that damages, if any, and remedies at law for such breach would be inadequate. The Employer shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of Part Three of this Agreement and for such further relief as the court may deem just and proper, and the Employee shall, in addition, pay to the Employer the Employer's costs and expenses in enforcing the terms of Part Three of this Agreement (including court costs and reasonable attorneys' fees).

     3.06 Continuing Obligations. The obligations, duties and liabilities of the Employee pursuant to Part Three of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of the Employee's employment with the Employer for any reason whatsoever, including, but not limited to, the expiration of the Term of this Agreement.


                                   PART FOUR

                                  TERMINATION

     4.01 Termination of Employment. If the Employer shall terminate the Employee's employment pursuant to Section 4.02 or 4.03 below or if the Employee's employment shall terminate pursuant to Section 4.04 below, the Employer shall be obligated to pay to the Employee the Annual Salary then in effect and the Employee Benefits payable to the Employee pursuant to this Agreement, in each case accrued up to and including the date on which the Employee's employment is so terminated. Thereafter, the Employer shall have no further obligation whatsoever to the Employee.

     4.02 Termination of Employee for Cause. The Employer shall have the right to terminate the Employee's employment immediately at any time for "cause."
For purposes hereof, "cause" shall mean a good faith determination by the Board that the Employee has:

     (a) Committed a material breach of any covenant, provision, term, condition, understanding or undertaking set forth in this Agreement, including, without limitation, the provisions contained in Part Three herein; or
     (b) Committed a felony or any crime involving moral turpitude; or

     (c) Committed any breach of fiduciary duty or act of theft, fraud or defalcation; or



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     (d)  In carrying out his duties under this Agreement, been guilty of gross negligence or willful misconduct.

     4.03 Termination of Employee Because of Employee's Disability, Injury or Illness. The Employer shall have the right to terminate the Employee's employment if the Employee is unable to perform the duties assigned to him by the Employer because of the Employee's disability, injury or illness, provided however, that in the event of such disability, injury or illness, the Employee's inability to perform such duties must have existed for a total of six months in any consecutive 12 month period before such termination can be made effective.

     4.04 Termination as a Result of Employee's Death. The obligations of the Employer to the Employee pursuant to Part Two herein shall automatically terminate upon the Employee's death. In the event of the Employee's death, any payments due to the Employee as provided in Section 4.01 above shall be paid to the Employee's estate.

     4.05 Termination of Employment for Any Other Reason. Employee's employment under this Agreement may be terminated by the Employer at any time, with or without cause, upon 60 days prior written notice to Employee. If the Employer shall terminate the employment of Employee prior to the end of the Term, other than as permitted by Sections 4.02, 4.03 or 4.04, Employee shall be entitled to receive, and the Employer shall be obligated to pay, the amounts set forth below in this Section 4.05 as Base Salary and Bonus for the remainder of the Term. The amount of Base Salary payable with respect to each fiscal year during the Term shall be equal to the Base Salary in effect at the time of termination of Employee's employment (without giving effect to the reduction set forth in the proviso of Section 2.01), increased by 5% for each subsequent year of the Term. The amount of Bonus payable with respect to each year during the Term shall be 35% of the Base Salary paid to Employee for such year as determined pursuant to the preceding sentence. Employer shall also pay to Employee a lump sum amount equal to the sum of (i) the difference between the Base Salary received by Employee pursuant to Section 2.01 hereof and the amount of Base Salary that the Employer would have been obligated to pay to Employee under said Section 2.01 if the reduction set forth in the proviso to Section
2.01 did not apply; and (ii) the difference between the Annual Salary paid to Employee by Employer under the Employment Agreement dated as of May 30, 1996 and the amount of Annual Salary the Employer would have been obligated to pay to Employee under such Employment Agreement if any reduction thereto agreed to by Employee did not apply (the "Make-Whole Payment"). The Make-Whole Payment shall be paid by Employer to Employee within five business days after termination of Employee's employment. Employee shall also continue to participate in all Employee Benefits to the extent that such continued participation is possible under the general terms and provisions of the plans or programs relating thereto. In the event that Employee's continued participation in any such Employee Benefits is barred, in lieu thereof, Employee shall be entitled to receive, and Employer shall be obligated to pay, annually for the remainder of the Term, an amount equal to the sum of the average annual contributions, payments, credits or allocations made by the Employer to Employee, to his account, or on his behalf over the three fiscal years of the Employer preceding the termination of his employment under such Employee Benefits from which his continued participation is barred.

     4.06 Termination by Employee Following Demotion or Relocation. Employee shall be considered to have been terminated by the Employer without cause and shall be entitled to the


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payments and other benefits described in Section 4.05 above, if Employee voluntarily terminates his employment with the Employer within 90 days after the occurrence of any of the following events without Employee's consent:

     (a) the Board shall fail to re-elect Employee as President of the Employer or shall remove him from such office;

     (b) Employee shall fail to be vested with the power and authority of the chief executive officer of the Employer;

     (c) Employee is assigned on a regular basis any duties or responsibilities that are inconsistent with his authority, duties and responsibilities as chief executive officer of the Employer and that are normally assigned to an officer of lesser rank than a chief executive officer, regardless of whether such assignment is accompanied by a change in title or reporting responsibility;

     (d) Employee is not elected a director of the Employer; or

     (e) Employee is transferred to a location which is more than 25 miles from his current principal work location.

     4.07 Excess Parachute Payment. As a material part of the consideration which has induced Employee to remain in the employ of the Employer, the Employer agrees that, if any part of the payments being made to Employee under the terms of this Agreement or any other agreement is determined to be an "Excess Parachute Payment," as that term is defined in Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Employer shall pay to Employee an amount equal to the amount of the tax imposed against Employee under Code Section 4999, together with the required amount of additional cash, so that Employee receives from the Employer the tax imposed against Employee under Code Section 4999 "Tax Free on a Grossed-Up Basis." For the purposes of this Agreement, the phrase "Tax-Free on a Grossed-Up Basis" means that the Employer will not only pay to Employee an amount equal to the amount of tax imposed against Employee under Code Section 4999 but also the necessary amount of additional cash, so that Employee shall have the exact amount of cash required to pay the additional liabilities for Federal, state and local income taxes arising by reason of (a) the payment by the Employer to Employee of the amount needed to pay the tax under Code Section 4999 and (b) the payment by the Employer to Employee of the additional amount of cash needed to pay the additional Federal, state and local tax liabilities.

     4.08 Termination by Employee. The Employee may resign and terminate his employment by the Employer for any reason whatsoever upon 60 days prior written notice to the Employer. If the Employee's employment is so terminated, except as provided in Sections 4.06 or 4.09 hereof, the Employer shall be obligated to continue to pay to the Employee the Annual Salary then in effect and the Employee Benefits payable to the Employee pursuant to this Agreement, in each case accrued up to and including the date on which the Employee's employment is so terminated. Thereafter, the Employer shall have no further obligation whatsoever to the Employee.

     4.09 Change of Control Payment.  If a "Change in Control," as defined in
Section 4.10 shall have occurred and within three years after the occurrence thereof, Employee shall be entitled



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to payment from the Employer under Section 4.05 or 4.06 hereof on account of termination of employment, Employee may elect to receive, in lieu of the payments provided for under said Section 4.05 or 4.06, a lump-sum payment equal to 150% of the Base Salary in effect at the time of termination of Employee's employment (without giving effect to the reduction set forth in the proviso of Section 2.01), multiplied by three. The Employee shall also pay to Employee the Make-Whole Payment. Such payments shall be made by the Employer to the Employee within five business days after termination of Employee's employment. Employee shall also be entitled to participate in all Employee Benefits referred to in
Section 2.03 hereof for the remainder of the Term, or to receive an annual payment in lieu thereof, as provided in Section 4.05 hereof. Section 4.07 shall be applicable to any payments made under this Section 4.09. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee's employment with the Employer is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or
(ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, such Change in Control shall be deemed to have occurred on the date immediately preceding Employee's termination of employment.

     4.10 Definition of Change of Control.   For the purpose of this Agreement,
a Change of Control" shall mean:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Employer (the "Outstanding Employer Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors (the "Outstanding Employer Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Employer, (ii) any acquisition by the Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer, (iv) any acquisition by Oliver L. North or Joseph F. Fernandez or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 4.10; or

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Employer (a "Business Combination"), in



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each case, unless, following such Business Combination,  (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Employer or all or substantially all of the Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the stockholders of the Employer of a complete liquidation or dissolution of the Employer.

                                   PART FIVE

                                 MISCELLANEOUS

     5.01 Assignment. The Employee and Employer acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that (a) the Employee's rights pursuant to Part Four of this Agreement may be transferred by will or operation of law and the Employee's Employee Benefits may be assigned or transferred in accordance with such policies, programs, plans or Employer practices; and (b) the rights and obligations of the Employer under this Agreement may be assigned or transferred by operation of law pursuant to a merger, consolidation, share exchange, sale of substantially all of the Employer's assets, or other reorganization described in Section 368 of the Internal Revenue Code of 1986, as amended, or through liquidation, dissolution or otherwise, whether or not the Employer is the continuing entity, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Employer and such assignee or transferee assumes the rights and duties of the Employer, if any, as contained in this Agreement, either contractually or as a matter of law.

     5.02 Capacity. The Employee hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, firm, partnership,



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corporation or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, the Employee shall indemnify the Employer from and against any and all manner of expenses and liabilities incurred by the Employer or any affiliated company of the Employer in connection with such violation or interference or alleged violation or interference.

     5.03 Entire Agreement. This Agreement contains the entire agreement between the parties and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically agree that all prior agreements, whether written or oral, relating to the Employee's employment by the Employer shall be of no further force or effect from and after the date hereof.

     5.04 Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court or arbitrator of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court or arbitrator of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

     5.05 Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or five days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known address. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

     5.06 Waiver. The waiver by the Employer or the Employee of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     5.07 Governing Law. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the laws of the Commonwealth of Virginia.

     5.08 Arbitration. Except as otherwise provided in Section 3.05 above, any controversy or claim arising out of, or relating to, this Agreement or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect in the Commonwealth of Virginia and judgment upon any arbitration award may be entered into in any court having jurisdiction thereof. The arbitration shall be held in Dulles, Virginia. The cost of the arbitration shall be borne among the parties as determined by the arbitrator(s).


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first hereinabove written.

                                     EMPLOYER:

                                     GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

                                     By: /s/ Joseph L. Fernandez
                                         -----------------------------
                                     Title: Vice President
                                            --------------------------


                                     EMPLOYEE:

                                              /s/ Oliver L. North
                                     ---------------------------------
                                            OLIVER L. NORTH



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